Exhibit 99.1

Company Contact: Randy Keys, CFO (713) 935-0122 rkeys@evolutionpetroleum.com

Evolution Petroleum Corporation Reports Third Quarter 2014 Operating Results

Houston, TX, May 7, 2014 - Evolution Petroleum Corporation (NYSE MKT: EPM) today reported operating highlights for the current quarter of fiscal 2014 ended March 31, 2014 with comparisons to the previous quarter ended December 31, 2013 (the “previous quarter”) and the year ago quarter ended March 31, 2013 (the “year-ago quarter”).

Current quarter operating highlights include:

•                  Return to profitability following last quarter’s restructuring charge with earnings of $0.8 million

•                  Delhi operator announced that remediation of the June 2013 fluids release in Delhi was complete

•                  Delhi daily production was essentially flat to the prior quarter, reflecting continued impact of the June 2013 fluids release

•                  The Delhi operator announced plans to install recycle gas processing to recover methane and natural gas liquids while improving the efficiency of the CO2 flood

•                  Our first five installations of GARP® announced in February 2014 are under way in the field

Results for the current quarter were also impacted by $0.6 million of one-time costs associated with retirement of our former CFO.

Robert Herlin, President and CEO, said: “As I stated last quarter, 2014 is a transition year for the company with the impending working interest reversion at Delhi and our restructuring to focus operations on commercialization of our GARP® technology for improving recovery of oil and gas. The current quarter continued this transition, and important highlights included completion of the first major commercial agreement to install GARP® and Denbury’s announcement of their intent to install recycle gas processing at Delhi earlier than we expected, which should accelerate production. While we benefited during the quarter from the reduction in recurring overhead due to the restructuring last quarter, our results were still impacted by the one-time charge and continuing impact of the June 2013 fluids release at Delhi.

“Looking forward, we expect to see improvement in Delhi production due to incremental CO2 injection, response to previous development expenditures and future development work. We remain focused on our strategic objective to grow long-term value per share, driven by a portion of the long-lived cash flow from Delhi and complemented by the growth potential of our GARP® business demonstrated by the currently ongoing five installations. With $25 million of cash, no debt and our working interest reversion at Delhi imminent, we are well positioned to continue our growth while providing a material yield to our shareholders.”

Financial Results

Net income to common shareholders was $0.8 million, or $0.02 per basic and diluted share, an improvement over the previous quarter’s net loss of $0.6 million, or $0.02 per diluted share, and a decrease from the net income of $2.2 million in the year-ago quarter, or $0.07 per diluted share. The increase over the prior quarter was due primarily to $2.1 million of pre-tax restructuring and other one-time charges in the prior quarter and higher oil prices realized in the current quarter, offset by the $0.6 million one-time charge in the current quarter due to retirement of the CFO. The decrease from the year ago quarter was due primarily to lower sales volumes due to the Delhi environmental event and sale of noncore producing assets, lower oil price and the one-time charge of $0.6 million, partially offset by lower operating expense and income tax. Revenues in the current quarter were $4.3 million, sequentially flat and a 28% decrease from the year-ago quarter.

Compared to the previous quarter, daily oil volumes were down 4% to 468 net barrels of oil (“BO”) per day on a 5% higher oil price of $101.65 per barrel.  Total daily volumes for the quarter decreased 5% to 487 net BO equivalent (“BOE”) per day compared to 510 net BOE per day in the previous quarter on a 6% higher average price per BOE of $99.03. Compared to the year-ago quarter, oil sales volumes decreased 22% on a 8% lower average oil price, and total BOE volumes declined 22% on a 7% lower average price per BOE. Our Delhi oil sales realized a 4% price premium compared to our oil sales in Texas compared to a 2% premium in the previous quarter and 13% premium in the year ago quarter.

NGL and natural gas volumes declined 14% from the prior quarter and 36% from the year ago quarter to 19 net BOE per day. NGL and natural gas contributed 1% of current revenues, similar to the previous and year-ago quarters. The Delhi remediation and the fiscal 2013 sales of all of our non-GARP® producing assets in the Giddings Field and the fiscal 2014 sale of the Lopez Field were the primary factors in the decrease in total volumes from the year-ago quarter.

Lease operating expense, including production taxes, increased 50% over the prior quarter to $0.4 million primarily due to workovers on two GARP® equipped wells and the operating tests of the Sneath and Hendrickson wells in Oklahoma. Lease operating expense decreased 34% from the year ago quarter due to the sale of noncore producing properties, offset in part by the addition of GARP® installations and the current quarter’s workovers and Oklahoma well tests. Lease operating expense per BOE increased 60% to $8.08 compared to the previous quarter, but decreased 16% from the year ago quarter.

General and administrative expense declined $0.3 million from the prior quarter to $2.3 million due to the prior quarter’s one time charges and reduction in recurring overhead, partly offset by the current quarter’s $0.6 million of one-time charges. General and administrative expense increased $0.5 million over the year ago quarter largely due to the one-time charges and litigation expenses, offset in part by the reduction in recurring overhead. Noncash stock compensation expense comprised $0.4 million in the current, $0.3 million in the previous and $0.4 million in the year ago quarter.

The board of directors elected to initiate a $0.10 quarterly dividend to common shareholders in December 2013 to begin cash distributions over the long-term out of free cash flow in excess of capital expenditures needed to grow our core assets. The board approved a similar dividend to common shareholders that was paid in March.

Employees paid us $1.0 million during the current quarter to exercise qualified incentive stock options. As of March 31, 2014, approximately 0.2 million options remained outstanding.

Due to the mass exercise of stock options and warrants by employees during the previous quarter, we generated $31.2 million in deductions from current and future income taxes. Consequently, the common stock dividends and preferred stock dividends paid during fiscal 2014 are being treated for tax purposes as return of capital to shareholders.

Delhi Field

Delhi volumes averaged 457 net BO per day (6,173 gross), essentially flat to the previous quarter’s 464 net BO per day and a 19% decrease from the prior year. Production continued to be impacted by the previously disclosed remediation of the June 2013 fluids release and reduced CO2 injections. Material incremental CO2 injection is believed to have started late in the quarter, and we expect production to improve going forward as a result of the increased injections, capital expenditures in the prior year and future capital expenditures to complete the full project.

As previously reported, the reduction in oil production and substantial remediation costs, partially offset by lower CO2 purchases, potential insurance recoveries and any application of the operator’s indemnification of EPM to the payout balance (which is being disputed by the operator), delayed reversion of our 24% working interest into calendar 2014. Due to these uncertainties and the dispute, we cannot accurately forecast when in 2014 the reversion will occur. We filed a lawsuit against the operator seeking declaration of the validity of the environmental indemnity, as well as remedies for other breaches of our operative agreements, and the operator has filed counterclaims.

The operator disclosed that it intends to begin work on a recycle gas processing facility with operations expected in 2015. This schedule is earlier than projected in our June 30, 2013 reserves report and includes a broader and earlier recovery of products than projected in the report, offset by any ultimate impact of the June 2013 fluids release.

GARP®

We entered into an agreement with a large operator to install our GARP® artificial lift technology on up to ten wells in the Giddings Field. We are currently assisting the operator in the installation of GARP® in the first five wells, which should be completed in June. The agreement can be amended to include additional wells in the future, and we have identified numerous additional candidates in their portfolio. The agreement calls for Evolution to fund a portion of the costs and provide use of our technology in return for a fee based on 25% of the total net profits from each well.

Evolution received the 2014 E&P Special Meritorious Award for Engineering Innovation for GARP®. The presentation was made recently at the Offshore Technology Conference in Houston, and the award recognized the technology’s innovation, suitability as a practical solution and potential for improving efficiency and profitability.

Mississippian Lime Project

We completed a production test of a portion of the lateral in our Sneath well that is higher in structure after plugging off the remainder of the lateral that is lower in structure. We appear to be unable to shut off water production from that lower portion of the lateral and thus did not adequately test the concept. The two Mississippian Lime wells that we drilled are now shut-in and we are exploring our options, including sale. No further capital expenditures are projected in this project.

Liquidity and Capital Resources

At March 31, 2014, the Company had working capital of $24 million and total liquidity of $29 million, which included $25 million of cash and equivalents and $5 million of availability on a revolving unsecured credit line. At March 31, 2014, the Company had no borrowings under its revolver. Consequently, we believe that current liquidity combined with expected operating cash flows are sufficient to fund our anticipated capital budgets and future dividend payments for the foreseeable future.

Conference Call

As previously announced, an investor conference call to review the results will be held on Thursday, May 8, 2014 at 11:00 a.m. Eastern (10:00 a.m. Central). The call will be hosted by Robert Herlin, Chairman and CEO and Randy Keys, Senior Vice President and CFO.

Date:                    Thursday, May 8, 2014

Time:                  11:00 a.m. Eastern (10:00 a.m. Central)

Call:                        1-877-418-5260 (United States)

1-412-717-9589 (International)

1-866-605-3852 (Canada)

Internet:  To listen live and hear a rebroadcast over the Internet, go to http://www.evolutionpetroleum.com

A replay will be available one hour after the end of the conference call through May 23, 2014 at 9:00 a.m. Eastern and accessible by calling 1-877-344-7529 (US); 1-412-317-0088 (Canada/International) and using the Passcode 10045006. An archive of the webcast will be available after the call on the Company’s website.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value for its shareholders and customers through application of conventional and proprietary technology to known oil and gas resources.  Petroleum reserves as of June 30, 2013 include 13.8 MMBOE of proved, 11.2 MMBOE of probable reserves and 3.7 MMBOE of possible reserves.  Assets include a CO2-EOR project in Louisiana’s Delhi Field and a patented technology designed to extend well life and recover incremental oil and gas reserves.  The Company has no debt. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues, income, cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

- Financial tables to follow -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenues
Crude oil	$4,280,355	$5,947,015	$13,216,497	$15,331,836
Natural gas liquids	29,701	27,067	79,803	233,234
Natural gas	26,950	36,485	66,694	385,101
Total revenues	4,337,006	6,010,567	13,362,994	15,950,171

Operating Costs
Lease operating expenses	345,338	525,425	978,683	1,260,922
Production taxes	8,291	13,895	29,726	56,131
Depreciation, depletion and amortization	311,815	281,306	948,656	928,342
Accretion of discount on asset retirement obligations	9,631	17,232	34,977	56,090
General and administrative expenses *	2,304,397	1,778,178	6,875,430	5,298,878
Restructuring charges **	—	—	1,332,186	—
Total operating costs	2,979,472	2,616,036	10,199,658	7,600,363

Income from operations	1,357,534	3,394,531	3,163,336	8,349,808

Other
Interest income	7,383	5,495	22,787	16,725
Interest (expense)	(17,605)	(16,308)	(50,700)	(49,300)
	(10,222)	(10,813)	(27,913)	(32,575)

Net income before income taxes	1,347,312	3,383,718	3,135,423	8,317,233

Income tax provision	423,612	986,676	1,148,155	2,801,393

Net Income	$923,700	$2,397,042	$1,987,268	$5,515,840

Dividends on Preferred Stock	168,575	168,575	505,726	505,726

Net income available to common shareholders	$755,125	$2,228,467	$1,481,542	$5,010,114

Basic	$0.02	$0.08	$0.05	$0.18

Diluted	$0.02	$0.07	$0.05	$0.16

Weighted average number of common shares

Basic	32,358,163	28,201,106	30,328,344	28,069,285

Diluted	32,732,049	32,090,152	32,503,460	31,911,808

* General and administrative expenses for the three months ended March 31, 2014 and 2013 included non-cash stock-based compensation expense of $444,981 and $392,433, respectively.  For the corresponding nine month period’s non-cash stock-based compensation expense was $1,134,841 and $1,139,802, respectively.

** Restructuring charges for the nine months ended March 31, 2014 included non-cash stock-based compensation expense of $376,365.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(Unaudited)

	March 31,	June 30,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$24,875,567	$24,928,585
Certificate of deposit	—	250,000
Receivables
Oil and natural gas sales	1,544,707	1,632,853
Income taxes	214,423	281,970
Joint interest partner	383	49,063
Other	72,144	918
Deferred tax asset	15,249	26,133
Prepaid expenses and other current assets	643,055	266,554
Total current assets	27,365,528	27,436,076

Property and equipment, net of depreciation, depletion, and amortization oil and natural gas properties — full-cost method of accounting of which $4,112,704 was excluded from amortization at June 30, 2013	38,047,277	38,789,032
Other property and equipment	44,733	52,217
Total property and equipment	38,092,010	38,841,249

Advances to joint interest operating partner	—	26,059
Other assets	437,058	252,912

Total assets	$65,894,596	$66,556,296

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$485,951	$642,018
Due to joint interest partner	110,393	127,081
Accrued compensation	1,075,120	1,385,494
Accrued restructuring charges	739,068	—
Royalties payable	130,022	91,427
Income taxes payable	—	233,548
Other current liabilities	674,395	153,182
Total current liabilities	3,214,949	2,632,750

Long term liabilities
Deferred income taxes	9,406,452	8,418,969
Asset retirement obligations	180,191	615,551
Deferred rent	40,006	52,865

Total liabilities	12,841,598	11,720,135

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares authorized, 317,319 shares issued and outstanding at March 31, 2014, and June 30, 2013 with a liquidation preference of $7,932,975 ($25.00 per share)	317	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued 32,571,335 shares at March 31, 2014, and 29,410,858 at June 30, 2013; outstanding 32,571,335 shares and 28,608,969 shares as of March 31, 2014 and June 30, 2013, respectively	32,571	29,410
Additional paid-in capital	33,987,802	31,813,239
Retained earnings	19,032,308	24,013,035
	53,052,998	55,856,001
Treasury stock, at cost, no shares and 801,889 shares as of March 31, 2014 and June 30, 2013, respectively	—	(1,019,840)

Total stockholders’ equity	53,052,998	54,836,161

Total liabilities and stockholders’ equity	$65,894,596	$66,556,296

Evolution Petroleum Corporation and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net Income	$1,987,268	$5,515,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	980,589	958,566
Stock-based compensation	1,134,841	1,139,802
Stock-based compensation related to restructuring	376,365	—
Accretion of discount on asset retirement obligations	34,977	56,090
Settlements of asset retirement obligations	(73,646)	(52,905)
Deferred income taxes	998,367	2,026,948
Deferred rent	(12,859)	(12,860)
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	88,146	(782,159)
Receivables from income taxes and other	(3,679)	(21,077)
Due to/from joint interest partner	70,083	20,105
Prepaid expenses and other current assets	(376,501)	89,284
Accounts payable and accrued expenses	651,765	(47,339)
Royalties payable	38,595	(116,071)
Income taxes payable	(233,548)	334,726
Net cash provided by operating activities	5,660,763	9,108,950

Cash flows from investing activities
Proceeds from asset sales	542,349	3,054,976
Maturity of certificate of deposit	250,000	—
Capital expenditures for oil and natural gas properties	(989,616)	(4,395,350)
Capital expenditures for other property and equipment	(12,793)	—
Other assets	(181,751)	(29,083)
Net cash used in investing activities	(391,811)	(1,369,457)

Cash flows from financing activities
Proceeds on exercise of stock options	3,162,801	70,500
Cash dividends to preferred stockholders	(505,726)	(505,726)
Cash dividends to common stockholders	(6,462,269)	—
Purchases of treasury stock	(1,591,765)	(21,870)
Windfall tax benefit	108,473	—
Recovery of short swing profits	6,850	—
Deferred loan costs	(40,334)	(16,211)
Net cash used in financing activities	(5,321,970)	(473,307)

Net increase (decrease) in cash and cash equivalents	(53,018)	7,266,186

Cash and cash equivalents, beginning of period	24,928,585	14,428,548

Cash and cash equivalents, end of period	$24,875,567	$21,694,734

Our supplemental disclosures of cash flow information for the nine months ended March 31, 2014 and 2013 are as follows:

	Nine Months Ended
	March 31,
	2014	2013
Income taxes paid	$755,941	$304,874

Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(229,062)	(58,675)
Change in due to joint interest partner used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	(12,032)	(467,978)
Oil and natural gas properties incurred through recognition of asset retirement obligations	45,172	8,558
Previously acquired Company shares swapped by holders to pay stock option exercise price	618,606	—

Results of Operations – Quarter

	Three Months Ended March 31,			%
	2014	2013	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl.)	42,108	53,699	(11,591)	(21.6)%

NGLs (Bbl.)	764	857	(93)	(10.9)%

Natural gas (Mcf)	5,532	10,743	(5,211)	(48.5)%

Crude oil, NGLs and natural gas (BOE)	43,794	56,347	(12,553)	(22.3)%

Revenue data:

Crude oil	$4,280,355	$5,947,015	$(1,666,660)	(28.0)%

NGLs	29,701	27,067	2,634	9.7%

Natural gas	26,950	36,485	(9,535)	(26.1)%

Total revenues	$4,337,006	$6,010,567	$(1,673,561)	(27.8)%

Average price:

Crude oil (per Bbl.)	$101.65	$110.75	$(9.10)	(8.2)%

NGLs (per Bbl.)	38.88	31.58	7.30	23.1%

Natural gas (per Mcf)	4.87	3.40	1.47	43.2%

Crude oil, NGLs and natural gas (per BOE)	$99.03	$106.67	$(7.64)	(7.2)%

Expenses (per BOE)

Lease operating expenses	$7.89	$9.32	$(1.43)	(15.3)%

Production taxes	$0.19	$0.25	$(0.06)	(24.0)%

Depletion expense on oil and natural gas properties (a)	$6.90	$4.81	$2.09	43.5%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $9,732 and $10,305, for the three months ended March 31, 2014 and 2013, respectively.

Results of Operations — YTD

	Nine Months Ended March 31,			%
	2014	2013	Variance	Change

Sales Volumes, net to the Company:

Crude oil (Bbl.)	128,853	145,051	(16,198)	(11.2)%

NGLs (Bbl.)	2,408	6,616	(4,208)	(63.6)%

Natural gas (Mcf)	18,442	132,822	(114,380)	(86.1)%

Crude oil, NGLs and natural gas (BOE)	134,335	173,804	(39,469)	(22.7)%

Revenue data:

Crude oil	$13,216,497	$15,331,836	$(2,115,339)	(13.8)%

NGLs	79,803	233,234	(153,431)	(65.8)%

Natural gas	66,694	385,101	(318,407)	(82.7)%

Total revenues	$13,362,994	$15,950,171	$(2,587,177)	(16.2)%

Average price:

Crude oil (per Bbl.)	$102.57	$105.70	$(3.13)	(3.0)%

NGLs (per Bbl.)	33.14	35.25	(2.11)	(6.0)%

Natural gas (per Mcf)	3.62	2.90	0.72	24.8%

Crude oil, NGLs and natural gas (per BOE)	$99.48	$91.77	$7.71	8.4%

Expenses (per BOE)

Lease operating expenses	$7.29	$7.25	$0.04	0.6%

Production taxes	$0.22	$0.32	$(0.10)	(31.3)%

Depletion expense on oil and natural gas properties (a)	$6.87	$5.13	$1.74	33.9%

(a)         Excludes depreciation of office equipment, furniture and fixtures, and other assets of $25,875 and $37,017 for the nine months ended March 31, 2014 and 2013, respectively.

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